Exhibit 99.1


Contact:          Mark Honigsfeld           (516) 374-6700 Ext. 601

COMPU-DAWN INCREASES LOAN FACILITY TO LOCALNET COMMUNICATIONS, INC., A TELECOMMUNICATIONS AND INTERNET MARKETING BUSINESS, UP TO $1,800,000 AND IS GRANTED OPTION TO CONVERT PART OF THE LOAN PRINCIPAL INTO 40% OF LOCALNET'S EQUITY


Cedarhurst, NY November 18, 1998 - Compu-DAWN, Inc. (NASDAQ:CODI) (the "Company") today announced that the Company increased its loan facility to LocalNet Communications, Inc. ("LocalNet") by $800,000 or to an aggregate of $1,800,000. The aggregate principal borrowed, together with interest, is payable in October 1999. LocalNet granted the Company an option to convert up to $1,000,000 of outstanding loan principal into a number of shares of LocalNet capital stock up to 40% of LocalNet's equity on a fully diluted basis. The Company can exercise the option at any time.

Compu-DAWN, Inc. is in the business of designing, developing, licensing, installing and servicing computer application and communication software products and systems for law enforcement and other public safety agencies. The Company has developed, licensed and installed its system in more than 60 agencies, primarily located in the State of New York and is actively pursuing use of its technology and resources in other industries.

                                       ###

This press release may include certain forward-looking statements about the Company that are based on management's current expectations. Actual results may differ materially as a result of any one or more of the risks identified in the Company's filings under the Securities and Exchange Act of 1934.



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